Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	September 30, 2003	December 31, 2002
	(UNAUDITED)	(E)
Assets:
Current assets
Cash and cash equivalents	$66,912	$78,005
Restricted cash	7,971	8,921
Accounts receivable, net of allowance for doubtful accounts	85,682	116,316
Receivables from affiliates	16,354	3,838
Notes and other receivables	11,269	14,806
Income taxes recoverable	1,143	—
Deferred income taxes	3,097	3,654
Real estate under development (B)	16,610	2,299
Real estate and other assets held for sale (A)	37,395	55,682
Other current assets	17,856	8,498
Total current assets	264,289	292,019

Furniture and equipment, net	18,858	23,172
Deferred income taxes	20,524	20,904
Real estate under development (B)	39,811	50,466
Real estate held for investment (B)	92,210	66,892
Investments in unconsolidated subsidiaries (C)	64,113	71,463
Goodwill, net	74,340	74,178
Other assets	19,964	22,972
	$594,109	$622,066

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$17,260	$20,175
Accrued expenses	91,567	105,095
Payables to affiliates	19	—
Income taxes payable	—	3,121
Current portion of long-term debt	1,081	70
Current portion of capital lease obligations	1,554	2,989
Current portion of notes payable on real estate	68,203	28,854
Liabilities related to real estate and other assets held for sale (D)	26,509	40,267
Other current liabilities	8,935	8,124
Total current liabilities	215,128	208,695
Long-term debt, less current portion	10,016	19,000
Capital lease obligations, less current portion	191	658
Notes payable on real estate, less current portion	22,731	45,402
Other liabilities	5,908	86
Total liabilities	253,974	273,841
Minority interest	29,897	39,871

Stockholders’ equity
Preferred stock	—	—
Common stock	377	362
Paid-in capital	192,074	178,977
Retained earnings	136,432	130,874
Accumulated other comprehensive income (loss)	354	(589)
Less: Treasury stock	(9,265)	(464)
Unearned stock compensation, net	(9,734)	(806)
Total stockholders’ equity	310,238	308,354
	$594,109	$622,066

(A) Real estate and other assets held for sale consist of the following:

	September 30, 2003	December 31, 2002
Real estate (B)	$36,854	$54,516
Other assets	541	1,166
	$37,395	$55,682

(B) Total real estate owned was $185,485 and $174,173 at September 30, 2003 and December 31, 2002, respectively.

(C) Investments in unconsolidated subsidiaries consist of the following:

	September 30, 2003	December 31, 2002
Real estate development	$38,094	$45,433
Other	26,019	26,030
	$64,113	$71,463

(D) Liabilities related to real estate and other assets held for sale consist of the following:

	September 30, 2003	December 31, 2002
Notes payable on real estate	$25,437	$39,551
Other liabilities	1,072	716
	$26,509	$40,267

(E) In accordance with FAS 144, certain assets and liabilities at December 31, 2002, have been reclassified to conform to the presentation at September 30, 2003.